Exhibit 10.23

                            CF MOTORFREIGHT
                        INCENTIVE PLAN FOR 1995



THE PLAN

In order to motivate certain employees of CF MotorFreight (CFMF) more effectively and efficiently, Consolidated Freightways Corporation of Delaware (CFCD) establishes an Incentive Plan (Plan) under which payments will be made to eligible supervisory, managerial and regular full-time nonsalaried, noncontractual personnel out of calendar year 1995 Incentive Profits.


DESIGNATION OF PARTICIPANTS

Participants in the Plan shall be all full-time supervisory, managerial and regular nonsalaried, noncontractual personnel of CFMF. A master list of Plan participants will be maintained in the office of the President of CFCD.


ELIGIBILITY FOR PARTICIPATION

Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. An employee who commences participation in the 1995 Plan during the 1995 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CFCD or any of its subsidiaries and (ii) a Plan participant.


    EXCEPTION 1. A Plan participant who is employed by CFCD or any of its subsidiaries through December 31, 1995 but leaves that employment or otherwise becomes ineligible after December 31, 1995, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1995 Incentive Profits.

    EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1995 pursuant to the Consolidated Freightways, Inc. Retirement Plan or to the provisions of either the Social Security Act or the Old Age Security Acts (of Canada), as applicable, and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1995 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1995, or (4) to an eligible Plan participant who is transferred to another subsidiary of Consolidated Freightways, Inc. and who remains an employee through December 31, 1995.


METHOD OF PAYMENT

Each participant will be assigned an incentive Profit Sharing
Percentage (PSP) as a percent of profit earnings within range - Entry to Factor. Participants will have their PSP based on CFMF Incentive Profit.

Incentive compensation for the assigned profit goals will be earned on a pro rata basis for accomplishments between the Minimum Level and the Incentive Factor Goal. Once incentive earnings exceed the Incentive Factor Goal, a participant's PSP will be increased by 47.88% and incentive will be earned pro rata to the Maximum Profit Goal.

No incentive will be earned by a participant until CFMF has achieved its Minimum Profit Goal.


PERSONAL DATA SHEET

A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his profit-sharing percentage,
(3) the minimum level of achievement required for the profit goal, (4) the incentive factor level of achievement for the profit goal, and (5) the incentive earnings at the incentive factor level for the profit goal.


DATE OF PAYMENT

The President of CFCD may authorize a partial payment of the estimated annual earned incentive, in December 1995. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1996.


INCENTIVE PROFIT

Incentive Profit is defined as the operating earnings of CF
MotorFreight before deducting any amounts expensed under this or any similar incentive or bonus plan, before deducting interest expense and other non-operating expenses, before adding interest income, and before deducting income taxes.


ANNUAL COMPENSATION

Annual Compensation for incentive purposes for each Plan participant is his annualized salary or hourly base pay before any incentive, overtime, shift premium, or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan.


MAXIMUM PAYMENT

Payments under this Plan are limited to each participant's profit sharing percentage applied to earnings between minimum profit goal and the maximum profit goal.


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohi-bited by law.


AMENDMENT, SUSPENSION AND ADMINISTRATION OF PLAN

The Board of Directors of CFCD may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


DURATION OF PLAN

This Plan is for the calendar year 1995 only.